BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

November 2009

Version:  November 2009

	Family Members And Close Personal Relationships	14
	Public Service	15
	Corporate Opportunities	16
	Gifts From Vendors	16
	Acceptance Of Gifts	16
	Policy Regarding The Acceptance Of Gifts	17
	Commercial Bribery	22

SECTION 10:	PAYMENTS TO GOVERNMENT PERSONNEL	23

SECTION 11:	SECURITIES REGULATIONS	23
	Insider Trading Policy	23
	Assistance	24

SECTION 12:	WAIVERS OF THE CODE	24

SECTION 13:	DISCLAIMER	25

CONCLUSION		25

CONTACT INFORMATION FOR ADDITIONAL INFORMATION		26

ACKNOWLEDGMENT		28

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICERS AND SENIOR FINANCIAL OFFICERS		30

FORM 1: REPORT OF NOMINAL GIFT FOR AN ACCEPTABLE GIFT RECEIVING OCCASION OR NOMINAL PROMOTIONAL ITEM		32

FORM 2: REQUEST FOR APPROVAL OF MEAL EXCEEDING PRESCRIBED LIMITS OR REPORT OF MEAL EXCEEDING PRESCRIBED LIMITS ACCEPTED WHILE ON BUSINESS TRIP		33

FORM 3: REQUEST FOR APPROVAL FOR ENTERTAINMENT AND/OR SPECIAL EVENTS		34

SECTION 1: CODE OF BUSINESS CONDUCT AND ETHICS

The Burlington Coat Factory Warehouse Corporation Code of Business Conduct and Ethics (the “Code”) was created to ensure that each business decision reflects the Company’s commitment to ethics, the Company’s policies, and the law.  Adherence to the Code and to our Company’s policies is essential to maintaining and furthering our reputation for fair and ethical practices and for fulfilling our commitment to uncompromising integrity in all that we do and how we relate to persons within and outside of Burlington Coat Factory Warehouse Corporation, and its affiliates (collectively, the “Company”).  By following the Code, we can help make our Company a good place for employees to work, a good provider of goods and services for our customers, a good partner for our vendors, a good investment and a good citizen in our communities.

All employees, officers and directors are obligated to comply with applicable law and ethical rules, including this Code.  If any employee becomes aware of a violation, he or she should report that violation by sending an e-mail to the following e-mail address: bcfreport@tnwinc.com or calling the Company’s whistleblower hotline: 1-877-371-0680.

A copy of the Code will be posted on the Company’s website.

SECTION 2: IMPLEMENTATION OF THE CODE

Who Must Follow This Code

The Code applies to all employees, officers and directors at all Company locations (“Employees”).  The Company expects its suppliers, vendors, contractors, consultants, public relations firms and other service providers to act ethically and in a manner consistent with this Code.

Designated members of the Company’s management must also read and follow the Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

Using the Code and Making Ethical Decisions

The purpose of the Code is to assist every Employee in doing his or her part to ensure that the Company’s reputation for integrity in all its activities is maintained.  Read through the entire booklet, think about how the guidelines in the Code apply to your job, and consider how you might handle situations to avoid illegal, improper, or unethical actions.  In addition to following the technical requirements as explained herein, each Employee is obligated to follow and abide by the general spirit of the Code.  An Employee may not accomplish indirectly what the policies prevent Employees from accomplishing directly.

Situations that involve ethics and values are often complex.  No Code can fully cover every workplace situation.  Sometimes, a law or policy dictates the outcome.  More often, it is necessary to interpret the situation.  When faced with a decision, ask yourself these questions about the choice you are considering:

†	Is it legal? If any contemplated action is illegal, it will not comply with the provisions of this Code; no correct decision will ever violate any law or regulation.
†	Does it comply with our Company policy and this Code? If not, speak with your supervisor or the Corporate Compliance Officer before taking action (See Contact Information on pages 26-27.)
†
How does the decision look to others?  An action, even though innocent, can result in the appearance of wrongdoing, or create an unintended sense of obligation between parties.  If a decision could look improper or create an unintended sense of obligation between two parties, speak with your supervisor or the Corporate Compliance Officer before taking such an action.

†
How would you feel if this decision were made public? Could the decision be honestly explained and defended?  If you would feel worried or embarrassed by any action, speak with your supervisor or the Corporate Compliance Officer before taking such an action.

†
Have the implications of this decision been fully explored, or would additional advice be helpful?  If you are unsure about the implications of your actions, speak with your supervisor or the Corporate Compliance Officer before taking such an action.

If you have questions about the Code in general or how it applies to a specific situation, discuss the proposed course of action and your concerns with your supervisor or the Corporate Compliance Officer.  Your supervisor knows you and your job, and is usually in the best position to help; however, if you feel that your supervisor is not able to resolve your question or you believe you have not received an appropriate response, contact the Corporate Compliance Officer or the Legal Department.

Your Responsibilities

Following this Code and related Company practices and procedures is a condition of continued employment with the Company.  Any failure to follow this Code or related practices or procedures could lead to disciplinary action, up to and including termination.  In addition to following the technical requirements as explained herein, each Employee is obligated to follow and abide by the general spirit of the Code.  An Employee may not accomplish indirectly what the policies prevent Employees from accomplishing directly.  For example, Employees may not evade policies by using personal funds or resources or by having family members, friends or agents engage in conduct on your behalf if the policies would prohibit the Employee from such conduct.  It is up to you and your fellow Employees to maintain the Company’s standards of integrity and professionalism.  This requires that all of you deal fairly and honestly with customers, vendors and your fellow Employees.

Every Employee must read the Code carefully.  All employees, officers and directors are required to sign an Acknowledgment certifying that you read, understand and agree to observe this Code.  All signed Acknowledgments by those employed in the Company’s merchandise planning and allocation departments and anyone working in the Company’s corporate offices should be returned to the Legal Department.  All signed Acknowledgments by anyone else should be returned to the local Human Resources/ Personnel office serving the location where such person works.  The Acknowledgement is provided on pages 28-29 of this Code.  If you have any questions or need additional information, you should speak with your supervisor, the Corporate Compliance Officer or the Executive Vice President of Human Resources or the Director of Human Resources before signing the Acknowledgment.

If you are a designated member of the Company’s management, you must also read and sign the Code of Ethics for the Chief Executive Officer and Senior Financial Officers.  All signed Codes of Ethics for the Chief Executive Officer and Senior Financial Officers should also be returned to the Legal Department.  If you have any questions or need additional information, you should speak with your supervisor, the Corporate Compliance Officer or the Director of Human Resources before signing the Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

This Code is subject to change, as laws or Company practices change, and will be updated accordingly.  From time to time, as the Company may determine, Employees may be required to re-read the Code and re-acknowledge your understanding of and adherence to its principles.

SECTION 3: CORPORATE COMPLIANCE DEPARTMENT

The Company’s Corporate Compliance Department is responsible for ensuring that all relevant laws and Company policies are administered and followed.  The Corporate Compliance Department consists of the Corporate Compliance Officer and the Associate Corporate Compliance Officer.  Do not hesitate to contact the Corporate Compliance Officer or Associate Corporate Compliance Officer if you are unsure how to act or uncertain as to how the Code should be applied in a specific instance.  You may also contact any member of the Legal Department.  Contact information for personnel who can provide additional information with regard to the Code can be found on pages 26-27.

SECTION 4: APPLICABLE LAWS, REPORTING VIOLATIONS, AND INVESTIGATIONS AND DISCIPLINE

Compliance With Laws, Rules And Regulations

It is the Company’s policy to be a good “corporate citizen.”  Wherever we do business, Employees of the Company are required to comply with all applicable federal and state laws, rules and regulations, as well as the policies set forth in this Code, the Loss Prevention Policy and Procedure Manual (“Loss Prevention Manual”), the Burlington Coat Factory  Employee Handbook applicable to your department (“Handbook”), all employee policies, and other manuals which may be in use in your department.  It is necessary that our Employees become aware of the laws,  regulations and established Company policies and procedures, including this

Code, that apply to their particular area of responsibility.   The standards in this Code must be interpreted in light of the law and practices of the jurisdictions where we do business and/or have offices, as well as good common sense.  Reasons such as “everyone does it” or “it’s not illegal” are unacceptable as excuses for violating the Code.  Employees are also responsible for complying with requirements of contracts that we have entered into with other parties, such as intellectual property licenses (e.g., software licenses related to software packages used in our business), confidentiality agreements, leases, etc.

Any suspected or actual violation of any applicable law, rule or regulation or our contractual undertakings should be reported immediately. The failure to report a violation of law is a matter for disciplinary action, including possible termination.

Reporting Of Violations

Whenever an Employee becomes aware of a violation of this Code or any law or other corporate policy, he or she should report it by sending an e-mail to bcfreport@tnwinc.com or calling the Company’s whistleblower hotline: 1-877-371-0680 to report a violation.  The failure to report a violation of the Code, any law or other corporate policy is a basis for disciplinary action, including possible termination.

In addition, to report a violation that relates to loss prevention, accounting, internal controls or auditing problems, or a violation that relates to employment issues, including incidents of harassment and/or discrimination or other employment issues, an Employee should send an email to bcfreport@tnwinc.com or call the Company’s whistleblower hotline: 1-877-371-0680.

All reports of a violation or suspected violation must be made in good faith.

All complaints and investigations shall be handled, to the extent possible, in a manner that is intended to protect the privacy interests of those involved.  In the course of an investigation, however, it may be necessary to discuss the claims with the person(s) against whom the complaint was filed and other persons who may have relevant knowledge or who have a legitimate need to know about and deal with the matter, and no assurance of complete confidentiality is possible.

There will be no reprisal against any Employee who makes a good faith report.

Investigations And Discipline

Any report of a violation of this Code will be given a prompt and fair investigation, which will include conducting interviews and reviewing pertinent records.  After sufficient facts have been ascertained and examined, the appropriate body or persons (e.g., the Audit Committee for internal control, auditing or accounting issues, the Executive Vice President of Human Resources or the Director of Human Resources for employment matters, etc.) will determine what, if any, discipline is appropriate.

Appropriate disciplinary action, up to and including termination, may be taken against any Employee whose conduct violates this Code or applicable laws and regulations.  The discipline decided upon will be determined in light of the governing law, Company policy and all surrounding circumstances and fundamental fairness. The Company may take action to terminate relationships with suppliers, vendors, contractors, consultants, public relations firms and other service providers who fail to act ethically and in a manner consistent with this Code.  The Company reserves the right to refer matters to the justice system in appropriate circumstances.

The Legal Department will maintain records of all investigations of violations of this Code, and copies will be placed in the personnel file of any Employee found to have committed a violation.

SECTION 5: OUR WORKPLACE ENVIRONMENT

Working Conditions

The Company is a place where people can perform to their highest potential and where individuality is respected.  The Company is committed to developing and maintaining a diverse workforce and providing a safe workplace and an atmosphere that encourages positive interaction.

Employees are hired, paid, assigned, disciplined, or promoted based on qualifications, experience, contribution, and performance. Unlawful discrimination in the hiring, promotion, compensation or retention of Employees is strictly forbidden.  We do not unlawfully discriminate on the basis of race, color, religion, sex, age, national origin, ancestry, sexual orientation, or other factors that are proscribed by law.  We make reasonable accommodations for the physical and mental disabilities of Employees.

All Employees deserve to be treated with respect.  Abusive, harassing or offending conduct is unacceptable, whether verbal or physical.  Degrading or humiliating jokes, slurs, intimidation, or other harassing conduct toward others are never acceptable.  Remember that even small, seemingly innocent actions can add up to create a “hostile” environment that is intolerable to others.

Sexual harassment is a common form of harassment and is unacceptable.  It can include unwelcome sexual advances, requests for sexual favors, unsolicited physical contact, propositions, unwelcome flirtations, or offensive verbal, visual or physical conduct of a sexual nature.  Examples may include suggestive or lewd remarks, unwanted touching, or offensive jokes or visuals.  Sexual harassment is not always overt or deliberate.  Often, innocent or unintentional behavior can be considered harassment.  Examine your own actions.  Be sure you understand that certain apparently harmless actions may have a negative effect on others.  No matter what the medium—conduct, speech, written notes, photos, cartoons, or electronic mail—harassment is against our policy.  If you believe you are being harassed or have been treated in a discriminatory fashion, alert your supervisor or Human Resources.

    A drug and alcohol-free workplace is important to maintaining the trust and confidence of our customers and stockholders, as well as the health and safety of Employees.  Substance abuse - the misuse of drugs or alcohol - negatively affects productivity, attendance, and on-the

-job safety.  Employees are forbidden to sell, distribute, possess, or use illegal drugs or controlled substances on Company time or premises.

To preserve Employee safety and security, weapons, firearms, ammunition, explosives, and incendiary devices are forbidden on Company property.  In addition, acts or threats of violence, including extreme or inappropriate verbal or physical threats, are not tolerated.  You should report behavior that threatens the safety of Employees or property or has the potential to become violent to your supervisor or Human Resources.

Our Company is committed to protecting the occupational health and safety of our Employees.  We will comply with all applicable safety and health laws and regulations.  Where laws and regulations do not exist, we will apply responsible standards.  We rely on Employees to identify any existing and potential hazards that have caused or can cause injury.  Employees are encouraged to promptly report any concerns, accidents, or “close calls”, so problems or potential problems can be investigated and resolved before becoming more serious.  More detailed information regarding workplace safety may be found in the Loss Prevention Manual.  If you observe an unsafe or potentially hazardous condition, report it to your supervisor as well as sending an e-mail to bcfreport@tnwinc.com or calling the Company’s whistleblower hotline: 1-877-371-0680 to report a violation..

Retaliation against Employees for lodging a good faith complaint about discrimination, harassment or the safety of the workplace will not be tolerated.

Employee Privacy

The Company respects the privacy of its Employees but has access to all documents and information maintained on its property and reserves the right to inspect and search the offices, furniture and equipment, and, if warranted, any objects used in or brought into the workplace.  Therefore, any personal messages or other information that you consider to be private should not be placed or kept in Company telephone systems, computer systems (including e-mail, instant messages and the like), offices, work spaces, desks, filing cabinets or any other Company-owned or operated area.  Specifically, e-mail, instant messages and other means of communications and messaging using Company equipment are not private, even though they appear to be.  Be sure that any e-mail correspondence complies with all of Company policies.  Employee passwords and logins are not private and must be made available to supervisors upon request.

No Employees should avail themselves of access to another’s workspace for reasons other than legitimate business purposes without the prior approval of management.

SECTION 6: COMPANY ASSETS

Proper Use Of Company Resources

The Company’s success requires a commitment on the part of all of its Employees to the proper allocation and use of its assets, tangible and intangible.  For these purposes, the Company’s assets include, without limitation, money, equipment, inventory, furniture, fixtures, supplies, contracts, real estate, tools, inventory, computer systems and equipment, computer software, computer data, vehicles, records or reports, non-public information, contractual and business relationships, trade secrets, intellectual property or other sensitive information or materials and telephone, voice mail or e-mail communications, as well as Company funds in any form.  These assets are intended for Company business only.

No Company assets and resources may be used for any illegal or improper purpose.  If you have a computer, all software and information on the computer is Company property.  Licensed software or documentation must be used in accordance with licensing agreements, and should not be duplicated without permission.  You are responsible for safeguarding any logins and passwords which provide access to Company networks; however such passwords and logins must be made available to your supervisor, or management, upon request.

We must also ensure the efficient use of the Company’s assets.  The Company’s assets are to be used for business purposes only.  Management must approve any use of Company assets or services that is not solely for the Company’s benefit.

For additional practices and procedures regarding appropriate use of Company assets, you should refer to the Handbook and the Loss Prevention Manual, which can be found at the Human Resources and Stores pages, respectively, on the Company’s intranet website.

Safeguarding Company Assets

We have a duty to protect the Company’s assets from loss, damage, misuse, theft or sabotage.  Employees must follow our Company controls and policies designed to protect resources against theft and fraud.  All Employees are responsible for any property the Company places in their custody.  You are also required to take appropriate actions to safeguard any assets of the Company which may be endangered, whether or not it has been placed in your care.  You are responsible for safeguarding any logins and passwords which provide access to Company networks.  Employees must report all suspicious circumstances by sending an e-mail to the following e-mail address: bcfreport@tnwinc.com or calling the Company’s whistleblower hotline: 1-877-371-0680.

Confidentiality

Information that Employees acquire while working at the Company may well be among its most valuable assets.  For example, if competitors had access to our business plans, vendor lists, pricing and marketing strategies, expansion plans or other internal data, our ability to compete would be drastically undermined.  Business information you learn at work is confidential and must not be disclosed outside the Company without authorization from the Legal Department.

Divulging information about the Company or use of such information for other than Company purposes is harmful to the Company’s competitive position.  Employees must remain aware at all times of their duty to protect confidential and proprietary information.  For example, confidential or proprietary information should never be discussed in public places such as elevators, airplanes or restaurants.  In no event should confidential or proprietary information be disclosed to third parties without the express approval of the Legal Department, unless this is otherwise legally required.

Confidential information regarding our trading partners obtained by an Employee during the course of employment with Company must be protected and preserved in the same manner as information regarding our Company.  Misuse or unauthorized disclosure of such information not only breaches our responsibility to our trading partners but also may give rise to contractual and/or legal liability.

If someone outside of the Company asks you a question about our business, Employees should decline to answer unless he or she is sure that he or she is authorized to discuss the information.  If there is any doubt regarding your authority to discuss the matter, refer financial matters to the Executive Vice President and Chief Financial Officer. All other subjects may be referred to the General Counsel or to the Corporate Compliance Officer.

To ensure that no illegal disclosures are made, all investors and potential investors seeking information about the Company should be referred to the Executive Vice President and Chief Financial Officer.

Any legal inquiries or requests for information from an attorney should be referred to the Legal Department.

Inquiries from journalists and members of the media must be referred to the Company’s third party public relations firm as follows: cryder@c-k.com, with a copy to the Company’s Vice President of Marketing Wendy.Siskind@coat.com, or such other address  as may be posted on the Company’s intranet website from time to time.

SECTION 7: INTERNAL CONTROLS

Accurate Company Records

The Company’s books, records, accounts and financial statements must be complete and accurate.  The law requires our Company books and records to accurately reflect the transactions represented.  Recording data in a timely and accurate manner protects our Company resources and also meets the expectations of those people, including customers, investors, and suppliers, who rely on the accuracy of our books, records, and written communications to perform their jobs.  Falsifying Company records, including, without limitation, financial records, leases, procedural codes, and equipment service records, is a serious offense and may result in prosecution and/or loss of employment.

Complete, Accurate And Timely Disclosure

The Company is obligated to make various disclosures to the public and to various business and financial partners.  The Company is committed to full compliance with all requirements applicable to its disclosures.  The Company has implemented disclosure controls and procedures to assure that its disclosures are timely, compliant and otherwise full, fair, accurate and understandable.  All Employees responsible for the preparation of the Company’s disclosures, or who provide information as part of that process, have a responsibility to provide information that is complete, objective, relevant and otherwise necessary for the Company to compile full, fair, accurate and understandable disclosures and are required to sign quarterly certifications to that effect in the forms provided and maintained by the Company’s Finance Department.

In order to make accurate disclosures to the public and the Company’s business and financial partners, the Company’s internal records must be accurate.  To that end, all transactions – purchases, sales, rental payments and receipts, etc. – must be recorded in accordance with the procedures set forth by the various departments of the Company.  In addition, payments made by or on behalf of the Company must be supported by appropriate documentation properly describing the purposes of such payments.

Travel And Expense Reports

All travel and expense reports must be fully accurate and are subject to review by the Travel Department, our auditors, Accounts Payable and any other person or persons designated by senior management.  Inaccurate travel and expense reports can lead to the discipline and, in appropriate circumstances, the dismissal of the Employees responsible.

Record Retention

Employees must be familiar with the Company’s record retention policy and procedures.  An Employee’s department’s specific record retention guidelines along with the Company record retention policy will determine how long certain documents must be retained and when they should be destroyed in the ordinary course of business.

However, when documents are relevant to a particular litigation or investigation, they must not be destroyed regardless of the destruction schedule set forth in the Company’s record retention policy.  Destruction or falsification of any potentially relevant document could lead to prosecution for obstruction of justice.

If you have any doubt about the legality of destroying any document, consult with the Corporate Compliance Officer before doing so.

SECTION 8: DEALINGS WITH THIRD PARTIES

When you deal with vendors, customers, governmental bodies, other organizations outside the Company, real estate brokers, landlords, owners and developers and their agents, there are a variety of ethical issues that can arise.  If you have any questions regarding specific ethical issues in the course of performing your duties, please contact the Corporate Compliance Officer.

Our Customers

All our dealings with our customers must be fair, courteous and honest.  Doing business in an honest and fair manner with our customers means that we must earn their business based on the quality of our products and services.  Our customers are our top priority, and our goal is to have each customer feel like a welcomed guest while visiting our stores.  Employees are

expected to be familiar with the provisions of the Handbook regarding customer service and to deal with customers using the highest professional standards and in accordance with applicable law.  Employees may not offer customers any benefits or rewards that violate applicable law or our business practices or policies.  For example, Employees may not attempt to skirt or avoid applicable sales taxes.

Under no circumstances are we to make any untrue statements to our customers, and any statements we make about the prices and quality of merchandise must be accurate and complete.  All legitimate customer inquiries and complaints must be dealt with promptly and fairly.  Our ultimate goal is to provide our customers with the best quality merchandise at very low prices.  This goal should be achieved without ever resorting to the disparagement of our competitor’s goods or services.

Our Vendors

The Company has numerous vendors who supply us with merchandise for resale in our stores, equipment and materials to be used in our offices and stores, and services of many kinds.  The Company’s policy is to give fair treatment to all of our vendors.  We must use objective factors in selecting our vendors.  These factors include the quality of goods or services, the particular vendor’s credit worthiness and track record in supplying or servicing the Company and, of course, cost.  Accordingly, it is against Company policy to give preferential treatment to any vendor which does not relate to the quality or cost of the goods and services being provided or other factors enumerated above.  Employees should also review the Section entitled “Gifts from Vendors and Others” on pages 16-22 for special considerations relating to receiving or accepting gifts from vendors.

The Company also expects that its vendors comply with applicable national and international laws and regulations with regard to their employment practices and policies.  If an Employee becomes aware of any violation by a vendor of a national or international law or regulation with regard to its employment practices, he or she should notify a supervisor or the Corporate Compliance Officer.  Specifically, no vendor of the Company should use forced labor (prison labor, bonded labor, or indentured servitude) or child labor, and all vendors and contractors must pay their employees at least minimum wage, including using overtime only when each employee is fully compensated according to local law.  Vendors should inform each employee at the time of hiring if mandatory overtime is a condition of employment and, on a regularly scheduled basis, provide one day off in seven, and require no more than 60 hours of work per week, or comply with local limits if they are lower.  Vendors should maintain on file all documentation needed to demonstrate compliance with this Code and required laws.

Our Competitors

It is the Company’s policy to compete solely on the merits of our products and services.  Accordingly, false or misleading statements or innuendo about our competitors, their products or their services will not be tolerated.  All comparisons of our products or services with those of our competitors must be accurate and factually supported.  Employees should not resort to the disparagement of our competitor’s goods or services.

Competitor Information

Employees are strictly forbidden from using any illegal or unethical methods to gather competitive information.  This includes but is not limited to stealing proprietary information or trade secrets, or attempting to induce disclosure of such information from past or present Employees of other companies through misrepresentation.  Employees should treat information about our competitors with sensitivity and discretion.  This information should be made available only in the proper context and to employees with a legitimate need to know.

Anyone with a concern about the legality of information he or she possesses or the means by which it was gathered should consult with the Legal Department.

Antitrust Concerns

In essence, the antitrust laws are intended to foster greater competition among business enterprises and are relevant to our relationships with our vendors and our competitors.

It is important to bear in mind that certain federal and state antitrust regulations govern certain potential transactions with our vendors.  For example, if we determine to stop purchasing from a given vendor, we should not do so because another vendor has pressured us to get rid of a competitor.  By the same token, the Company may not use its influence with vendors to get them to refrain from selling to our competitors.  In addition, although it is perfectly legal for a vendor to advise us of the manufacturer’s suggested retail price, it is not legal for the Company to agree with the vendor to charge a particular price.

Any understanding between competitors which undermines competition could violate the law.  Therefore, we should never agree to charge certain prices or to conduct sales at particular times or exchange pricing information of any kind with competitors.  In addition, the following matters should never be discussed with our competitors, even if you have no intention of reaching any agreement with the competitor: any pricing information; costs; mark-ups; the timings of sales; business plans; and any similar information.  There have been instances in which seemingly innocent exchanges of information between mid- and low-level employees have led courts to conclude that an agreement in violation of the antitrust laws has been reached.

One area where contact with competitors is proper and inevitable is comparison shopping.  There is nothing in the law which forbids a company from becoming fully aware of its competitor’s retail prices by shopping their stores.  However, when comparison shopping is underway, it is impermissible to attempt to acquire access to any area or documentation which is not open to the public.  Never attempt to obtain such documentation as price lists from any competitor or enter portions of a competitor’s store which are not open to the public.

Anytime that you are confronted with a situation which appears to be leading to a possible agreement or understanding with a competitor, you should contact the General Counsel to discuss the matter to find out whether or not there are any legal implications.

Communications With The Media

To protect the accuracy of information provided to the public about the Company, no Employee is permitted to make any statements, written or oral, on behalf of the Company, including but not limited to any statements about the financial information of the Company, to any media, news publications, trade publications or any other sources (collectively, the “Media”) without prior approval from the General Counsel, the Chief Executive Officer, the Chief Financial Officer or the Chief Accounting Officer.  Except as specifically authorized by said officers, all communications with the Media must be channeled through the Company’s third party public relations firm.

Accepting Speaking Engagements and Awards

From time to time Employees may be asked to speak or make presentations before industry, civic or other groups that are work-related.  Because Employees who make such presentations and speeches will be acting as representatives of the Company, no such engagement may be accepted without prior approval of (i) the Vice President of Marketing, in the case of any Employee other than an Officer with a title of Senior Vice President or above, or (ii) the Chief Executive Officer, in the case of an Officer with the title of Senior Vice President or above..  In addition, any materials to be presented (including, without limitation, any speech to be made) must be first approved by (i) the Vice President of Marketing, in the case of an Employee other than a Senior Vice President or above, or (ii) the Chief Executive Officer or his designees, in the case of an Officer with the title of Senior Vice President or above.

Similarly, prior approval by (i) the Vice President of Marketing, in the case of any Employee other than an Officer with a title of Senior Vice President or above, or (ii) the Chief Executive Officer, in the case of an Officer with a title of Senior Vice President or above, or (iii) a committee of the Board of Directors, in the case of the Chief Executive Officer, must be obtained before any industry award or honor may be accepted.  In such case, any speech or other presentation to be made at the award ceremony must be approved by the Vice President of Marketing or Chief Executive Officer or his designee, as the case may be.  In connection with the acceptance of any award or honor, any solicitation of the Company’s Vendors to purchase tables or provide other support must first be approved by the Chief Executive Officer or his designees.  In principle, the Company discourages any solicitation of Vendors to purchase tables or provide other support.  Furthermore, no monetary award or honor may be accepted.

If any travel is involved in connection with making a presentation or speech or the acceptance of an award or honor, such travel must first be approved by the Chief Executive Officer or his designee, and, if approved, travel and accommodations must be made through the Company’s travel office in accordance with the Company’s travel policy.  No arrangements or upgrades or anything of a similar nature made by any third party may be accepted.

The foregoing does not apply to formal Company presentations, such as a financial presentation made by the Finance group to banks and investors, which are governed by normal Company practice, rules and procedures.

In addition, the foregoing is not intended to apply to situations that are entirely personal and bear no relationship to the Company or to an Employee’s work or duties with the Company.  For instance, the foregoing would not apply to an individual’s speaking to a church group regarding religious activities or to the acceptance of an award for charitable work done on a person’s own time.  Nevertheless, even in such cases, if any portion of the Employee’s speech or activity may be associated with the Company, approval in accordance with the procedures set forth above will be required.  In case of any doubt, please consult with the Corporate Compliance Officer.

SECTION 9: CONFLICTS OF INTEREST

Every Employee has a primary business responsibility to the Company.  In order for the Company to carry out its business effectively, it must be assured of its Employees’ loyalty.  A conflict of interest occurs whenever your private interest interferes with the interests of the Company as a whole.  Employees must therefore refrain from entering into any relationships that might impair their judgment as to what is best for the Company.  Even relationships that give the appearance of a conflict of interest or any impropriety should be avoided.  In addition, you cannot avoid these standards and restrictions by acting through someone else, such as a friend or family member.  Therefore, an Employee is responsible for advising family members and friends to refrain from entering into relationships that, to the best of the Employee’s knowledge, could give rise to a conflict of interest for such Employee and for preventing or terminating such relationships of which the Employee becomes aware.

Employees who believe it is not possible to avoid a conflict of interest must bring this to the attention of, and make full written disclosure of the surrounding circumstances to, their immediate supervisors, who should, in appropriate circumstances, bring it to the attention of the Corporate Compliance Officer.  All conflicts of interests are prohibited unless specifically disclosed to the Corporate Compliance Officer and permission is obtained.

There are many different ways in which conflicts of interest arise.  For example, personal financial interests, obligations to another company or governmental entity or the desire to help a relative or friend are all factors that might divide our loyalties.  To clarify what we mean, we have set out below our policies about the most common types of conflict of interest; however, this list is not exhaustive.

Outside Employment And Directorships

Employees, excluding officers and directors, may not work for, receive compensation or other benefit from, or own a substantial interest in any competitor, distributor, vendor, supplier, or other person with whom the Company conducts business or who derives a benefit from business transacted by the Company, without review and approval by the Chief Executive Officer or his designees.  This provision is not intended to prevent hourly employees from working as a store associate for another retailer as a means to supplement their income.

Officers may not work for, receive compensation for services or other benefit from, or own a substantial interest in any competitor, distributor, vendor, supplier or other party with which the Company conducts business or which derives a benefit from business transacted by the Company without review and approval by a Board committee designated with this responsibility or, in the absence thereof, by the full Board of Directors.

In addition, each director must disclose to the Board (1) all directorships they may hold, or contemplate holding, with another business enterprise or a governmental agency and (2) any contemplated employment or consulting relationship or ownership interest (in which a conflict of interest may exist) for the purpose of ensuring that no potential conflicts of interest exist.  The Board, after consultation with counsel, will determine whether an actual conflict of interest exists with respect to the directors.

Additionally, all Employees must take appropriate steps to separate their Company and non-Company activities.  The Legal Department will assist you in determining what steps are appropriate.

Investments

Employees of the Company may not have financial interests in any competitor, distributor, vendor, or supplier where this would influence, or appear to influence, their actions on behalf of the Company.  This provision shall not prohibit an Employee from owning an investment in the publicly traded debt or equity security of an entity where such holding represents one percent or less of the outstanding issue of such debt or equity security.  If there is any doubt about how an investment might be perceived, you should discuss it in advance with your immediate supervisor or the Legal Department.

Loans To Employees

Loans to or from, and guarantees of obligations by or of, Employees can present conflicts of interest.  Employees, officers and directors are prohibited from making or receiving loans and/or guarantees to or from vendors, competitors or any other person or entity that could present a conflict of interest between an Employee's interest and the Employee's obligations to the Company.  Such loans and guarantees are prohibited by law in the case of the Company’s directors and executive officers.

Family Members And Close Personal Relationships

The Company’s standards of conduct are not intended to intrude on our personal lives.  Situations may arise, however, where our relationships with family members and friends create conflicts of interest.  The Company discourages personal relationships that may interfere with work performance or which may lead to instances of harassment.  Employees are prohibited from being in the position of supervising, reviewing or having any influence on the job evaluation, conditions of employment or salary of persons with whom they have a family or close relationship (such as a romantic, dating or live-in relationship).

Employees who have immediate family members or “significant others” (i.e., a person with whom such Employee has a close relationship, such as a dating or live-in relationship) who have an ownership interest in, or work in a managerial or executive capacity for, businesses which provide or seek to provide goods or services to the Company should always act in the best interest of the Company when performing their duties and making decisions for the Company.  Such relationships must be disclosed to the Vice President in charge of the Employee’s area (or Executive Vice President in charge of such area in case the Employee is a Vice President, or the President and Chief Executive Officer if there is no Executive Vice President supervising such Vice President).  In such a situation, the Employee’s supervisor must approve all transactions with the other company and sign or countersign all documents relating thereto.

Employees who have immediate family members or significant others who own an interest in, or who hold merchandise purchasing, planning or allocation positions, executive position, store manager position or senior management positions for competitors, should bring this fact to the attention of their immediate supervisor and discuss any difficulties that might arise and appropriate steps to minimize any potential conflict of interest.

Public Service

We encourage our Employees to be active in the political and civic life of their communities, including charitable or educational activities.  When doing so and making any public communication, Employees should make clear that their views are their own, individual views and are not being expressed as a representative of the Company.

Employees seeking appointed or elected public office must obtain prior written approval from their supervisor, in the case of employees, and a committee designated by the Board of Directors or, if no such committee is designated, the full Board of Directors, in the case of officers and directors. Employees may not use any funds or assets of the Company, directly or indirectly, to assist any candidate for public office or for any political parties or committees, or make any political contributions as a representative of the Company, without prior written approval from their supervisor, in the case of employees, and a committee designated by the Board of Directors or, if no such committee is designated, the full Board of Directors, in the case of officers and directors. Employees also may not engage in any lobbying activities, or the appearance of lobbying activities, without the prior written approval of their supervisors, in the case of employees, and a committee designated by the Board of Directors or, if no such committee is designated, the full Board of Directors, in the case of officers and directors.

Employees may not engage in any type of solicitation or distribution activities not relating to the business of the Company on Company premises without the approval of your immediate supervisor.

    Employees’ participation in or service to the community may also at times place you in a situation in which a conflict of interest with the Company could arise.  This could occur, for example, where the community is engaged in a negotiation with the Company for goods or services or with respect to some other matter.  The law may require or permit you to abstain from any decision where these circumstances exist, depending on your position within the Company and other factors.  Before participating in such a decision, you should seek advice from legal counsel for the community and the Legal Department and should in any event make it clear to the responsible persons that you are an Employee of the Company.  If you do abstain, you should make it clear that your action is to avoid a potential conflict of interest or the appearance of one.

Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  It is never permissible for Employees to compete against the Company, either directly or indirectly.  Employees may not appropriate to themselves, or to any other person or organization, the benefit of any business venture, opportunity or potential opportunity that they learn about in the course of their employment and relationship with the Company without first obtaining the Company’s consent.

Gifts From Vendors

Acceptance Of Gifts

The acceptance of Gifts (see “Definitions” below) from Vendors presents special problems and may rise to the level of commercial bribery depending on the circumstances.  A listing of categories of acceptable Gifts is presented below.  Any Gift that does not fall within one of the categories of permissible Gifts discussed below should be refused.  If there is any question as to the propriety of accepting a proffered Gift, the Employee should obtain guidance from the Corporate Compliance Officer before accepting such a Gift.

Definitions: The following definitions apply to the Policy Regarding The Acceptance Of Gifts:

“Acceptable Gift Receiving Occasion”:  The Company recognizes the period of time between Thanksgiving Day and New Year’s Day as an Acceptable Gift Receiving Occasion during which time a gift of Nominal Value may be accepted, subject to the reporting requirements established by the Company.  Any other occasion, including without limitation, birthdays, anniversaries, graduations, engagements, weddings, birth of a child, bereavement, promotion, home purchases, relocations and any other event or occasion not specifically approved by the Company, even if they occur between Thanksgiving and New Year’s, are NOT Acceptable Gift Receiving Occasions, regardless of the degree of friendship with a Vendor.

“Business Meal”:  A meal which reasonably relates to the conduct of business at a business meeting.

“Gift”:  Any item or service provided without charge or at a charge of less than market value.

“Nominal Value”:  The Company has established the following benchmark of $100 as Nominal Value.

“Officer”: The President, Chief Executive Officer, Executive Vice President or Vice President with overall responsibility over a business group or function.

“Promotional Item”:  Any item or service provided without charge or at charge less than fair market value as a memento, keepsake, knick-knack or other marketing item such as pens, notepads, mugs and the like provided to all participants at a conference, convention or meeting, or a fruit basket and the like provided by a hotel to its guests, or valet parking provided by the host of a dinner, a “deal memento” in commemoration of an important transaction and other similar items.

“Vendor”: A vendor, supplier, contractor, other provider of goods and/or services or any other entity or person with which the Company conducts business or has conducted business, or which seeks to conduct business in the future with the Company including, without limitation, any officer, director, shareholder, member, owner, partner, employee, representative or agent of such vendor, supplier, contractor, provider or other entity or person.  However, the definition of a Vendor is specific to each Employee and is limited to those Vendors of which an individual Employee has actual knowledge and also includes those Vendors of which an individual Employee is presumed to have knowledge; an Employee is presumed to have knowledge of all Vendors who work directly with his or her department.

Policy Regarding The Acceptance Of Gifts

The Company’s policy with regard to Gifts received from a Vendor is as follows:

1. No Solicitation of Gifts.  No Employee (including without limitation, an Officer) may solicit a Gift from a Vendor under any circumstances at any time.

2. When a Gift May Be Accepted:  A Gift from a Vendor may only be accepted for an Acceptable Gift Receiving Occasion, provided that such Gift does not exceed a Nominal Value and is reported in accordance with the procedures set forth below or otherwise established by the Company from time to time, or unless otherwise approved by the Company pursuant to Forms 2 or 3, as discussed in detail below.  An Employee may accept only one Gift per Vendor during the Acceptable Gift Receiving Occasion.  In addition, an Employee may accept Gifts only from a Vendor with which the Employee has a current business relationship.  A Gift may not be accepted from a Vendor with which the Employee has only a past or potential business relationship.

3. Where A Gift May Be Accepted: All Gifts from a Vendor, including Gifts for an Acceptable Gift Receiving Occasion, may not be delivered or accepted at any place other than the Company’s main corporate office in Burlington, New Jersey.  If a Gift is offered at any other place, it must be politely but firmly declined.  An Employee may request that the Vendor deliver it to the Company’s main corporate office in Burlington, New Jersey.  Under no circumstance is a Gift to be sent or delivered to an Employee’s home or other address (including, without limitation, the address of a friend, relative or acquaintance.)

4. Receipt of Promotional Items:  Promotional Items provided at an industry or vendor sponsored convention, conference or meeting by the host or by an airline, hotel, restaurant or other establishment of public accommodation will not be deemed a Gift from a Vendor and may be accepted provided: (i) such Promotional Item is distributed to all participants of such convention, conference or meeting or to guests generally of such establishment of public accommodation, or to persons working on a large transaction (ii) such Promotional Items do not exceed a Nominal Value and (iii) the receipt of such Promotional Item is reported as soon as practicable upon return to the Employee’s regular work location.

5. Reporting Of Gifts and Promotional Items:  Employees, including Officers, must report each and every Gift from a Vendor or Promotional Item offered to, or received by, such Employee or by a member of such Employee’s family, to the Compliance Officer.  Depending on the nature of the Gift or Promotional Item, Employees should use the following forms to report Gifts and Promotional Items:

(a)
Form 1, entitled, “Report For Nominal Gift For An Acceptable Gift Receiving Occasion or Nominal Promotional Item”, should be used to report a Nominal Gift received for an Acceptable Gift Receiving Occasion and receipt of a Nominal Promotional Items which is not deemed a Gift.

(b)
Form 2, entitled, “Request For Approval Of Meal Exceeding Prescribed Limits Or Report Of Meal Exceeding Prescribed Limits Accepted While On Business Trip,” should be used to report gifts of meals from Vendors.

(c)	Form 3, entitled, “Request For Approval For Entertainment And/Or Special Events”, should be used to seek approval for and report gifts of entertainment and special events from Vendors.

If any proffered Gift does not fall within one of the specific forms outlined above, Employees should still report the Gift in writing to his or her supervisor, with the following information: the name of the Vendor making or proposing to make the Gift; the name of the recipient of the Gift; the relationship between the recipient of the Gift and the Employee; the relationship between the Vendor giving the Gift and the Employee; when the Gift was proposed or received; a description of the Gift (including name of supplier, manufacturer or maker, style or model, if applicable, e.g., Harry and David fruit basket); the value of the Gift if known or a best estimate of the value if not known; the purpose of the Gift; and such other information as may be set forth below or as the Company may request upon receipt of the report.

Any Gift, item, service or other matter for which a form is not provided or described above is presumed to be an Impermissible Gift.  If an Employee desires to receive a waiver to accept an Impermissible Gift, such request must be made directly to the Company’s Chief Executive Officer, setting forth in detail the description of the Impermissible Gift, the occasion therefor, and the reasons a waiver should be granted.  The decision of the Chief Executive Officer shall be final and binding.

    6. Impermissible Gifts:

(i)	Gifts For Non-Acceptable Gift Receiving Occasions

Gifts from Vendors for any occasion other than an Acceptable Gift Receiving Occasion are not permitted.

(ii)	Gifts of Cash and Cash Equivalents:

Gifts of money, gift certificates, gift cards, savings bonds, securities, personal checks, cashier’s checks, bank checks, traveler’s checks, money grams, loans or other cash equivalents from a Vendor may not be accepted by an Employee, including Officers, or any member of their families under any circumstances.  The Company understands that on certain special occasions (for example, a son or daughter’s wedding or Bar Mitzvah), gifts of money, gift certificates or cash equivalents (such as securities, savings bonds and the like) may normally be given by close friends.  However, it is the Company’s policy that such Gifts may not be accepted from a Vendor regardless of the degree of friendship.  In lieu thereof, the Employee may request that the Vendor make a donation to any charitable organization qualifying under Section 501(c) (3) of the Internal Revenue Code, as amended, in honor of the Employee or family member for whom the Gift is intended.  An example of a qualifying charitable organization is the Leukemia and Lymphoma Society, which is sponsored by the Company.  This request should be communicated to the Vendor at the time the Vendor is invited to the occasion in order to avoid any misunderstanding.  If a cash or cash equivalent gift is received, such Gift must be delivered to Corporate Compliance Officer and the Company will make a donation to the Leukemia and Lymphoma Society or other charity determined by the Chief Executive Officer in honor of the intended recipient.

(iii)	Upgrades Of Accommodations, Entertainment, etc. during Business Travels

An Employee on a Company business trip (that is, (i) a trip to a location other than a location where the Employee normally performs his or her duties for the Company which trip is authorized by an Officer and the primary purpose of which is to perform work-related services for the Company or for work-related training or educational purposes or (ii) a trip that is otherwise authorized or requested by the Company) must make all travel and accommodations arrangements through the Company.  Any other arrangement must be approved in advance by the Corporate Compliance Officer or person designated by the Company.  An Employee on a Company business trip may not solicit or accept from a Vendor any upgrade of travel or accommodations arrangements from those arranged by the Company.  Any attempt to do so by a Vendor will be viewed as an improper attempt to influence the business decisions of the Employee.  While on a Company business trip, an Employee must take special care to represent the Company in the most favorable light and not bring discredit on himself/herself or the Company.

(a)
While an Employee is on a Company business trip, it may be expected that normal interactions with a Vendor may include a Business Meal where Company business is discussed.  The acceptance of such a meal will not be viewed as a violation of Company policy to the extent it is reported if required pursuant to Section 7(ii)(a) below.

(iv)	Gifts From Vendors With Whom Employee Has No Existing Business Relationship

A Gift from a Vendor with which an Employee has no existing business relationship may not be accepted.

(v)	Gifts From Vendors or Promotional Items For More Than Nominal Value

Gifts or Promotional Items of any nature which exceed Nominal Value may not be accepted.

(vi)	Gifts or Promotional Items Determined By The Company To Be Impermissible

If the Compliance Officer determines that a Gift or Promotional Item may not be accepted, such Gift must be returned to the Vendor or delivered to the Company, at the election of the Company.

(vii)	Other Impermissible Gifts

Any Gift which is not specifically listed as a permissible Gift below is an Impermissible Gift.

7. Permissible Gifts:

(i)	Gifts Of Nominal Value For An Acceptable Gift Receiving Occasion

After making the required report of the offer or receipt of a Gift to the Compliance Officer, and unless the Company objects, Employees are allowed to accept Gifts of Nominal Value for an Acceptable Gift Receiving Occasion, which are given in the spirit of friendship, from Vendors with whom they have an existing business relationship. Employees should use Form 1, entitled, “Report For Nominal Gift For An Acceptable Gift Receiving Occasion or Nominal Promotional Item” to report for Nominal Gifts receiving for an Acceptable Gift Receiving Occasion.  Generally, inexpensive Gifts including, without limitation, edibles (such as food, beverages, chocolates, cookies, nuts and candies), flowers, mugs, picture frames, pens and other items will be allowed so long as they do not exceed Nominal Value and subject to the following:

(a)
Gifts from a Vendor consisting of goods and/or services carried by such Vendor for sale, are not permitted even if such Gifts are of Nominal Value and tendered for an Acceptable Gift Receiving Occasion,.

(b)	Only one Gift per Vendor may be accepted for each yearly Acceptable Gift Receiving Occasion.

(ii)	Gifts Of Business Meals

Employees may accept occasional invitations from a Vendor for a Business Meal but only subject to the following conditions:

(a)            Employees (except an Officer) may accept a Gift of a Business Meal where the value of the meal is $50 or less for a lunchtime meal or $120 or less for a dinner meal; provided such Employee either (i) notifies an Officer in charge of his or her area in advance and receives approval from such Officer, or (ii) provides notice to such Officer within five (5) business days following the Meal, such notice to briefly include an explanation of the business purpose of the meal. Notification and approval shall be made by email, in each case with a copy to the following address: mealreport@coat.com.  Officers may accept a meal in their discretion, where such meal reasonably complements a business relationship and a disinterested person would not reasonably conclude the value of such meal would unduly influence the Officer to favor the Vendor providing such meal in business transactions between the Company and such Vendor to the detriment of the Company or otherwise exceeds business norms.  No further report of a meal is required by an Officer where the prescribed dollar limit of value is not exceeded.

(b)  When the invitation is to an establishment where it can reasonably be expected that the value of the meal will exceed the prescribed dollar limitations,  Employees (including Officers) must obtain approval of the Corporate Compliance Officer prior to accepting such invitation.  Employees, including Officers, should use Form 2, entitled, “Request For Approval Of Meal Exceeding Prescribed Limits Or Report Of Meal Exceeding Prescribed Limits Accepted While On Business Trip” to obtain approval for accepting meals that exceed the permitted limits or to report the acceptance of such meal when it was not reasonably anticipated that the value would exceed the permitted limits. In the latter case, the report must contain a detailed explanation of the circumstances under which such a meal was accepted.  Acceptance of such meals will normally not be approved, unless there is shown to be valid business reason therefor.  If such a meal, exceeding prescribed limitations, occurs while the Employee is on business travel, the Employee must make report thereof on Form 2 immediately after such trip stating the facts and circumstances surrounding the acceptance of such meal.  If more than one Employee is attending the meal, only one Form 2 need be submitted for approval, provided all Employees are disclosed thereon.

(iii)	Gifts of Entertainment and Special Events

Invitations from a Vendor to an Employee or Officer for an entertainment event (such as a bar, disco, nightclub, a restaurant which serves alcohol where the primary purpose of the invitation is not a Business Meal, a theatrical production, sporting event, golf outing, fishing trip, concert or other similar event) may not be accepted by an Employee or an Officer.  An Employee (including an Officer) may request approval to attend an entertainment event such as a concert or party provided for by a Vendor in connection with an industry event such as the ICSC Convention or the MGIC show where such event is normally attendant to such convention and is widely attended by industry representatives and the purpose of such event is to promote networking and business transactions.  In addition, an Employee (including an Officer) may request approval to attend a special event in honor of an industry leader or celebrating a significant milestone of an industry participant (including a Vendor).  Such request for approval must be made in advance of such event, and an Employee (including an Officer) may attend such event only after receiving the prior approval from the Corporate Compliance Officer.  Employees should use Form 3, entitled, “Request For Approval For Entertainment And/Or Special Events” for such approval.  If more than one Employee is attending the entertainment or special event, only one Form 3 need be submitted for approval, provided all Employees are disclosed thereon.  An Employee will not be allowed to accept such an invitation if any travel expense is involved, unless the Company otherwise determines.  If an Employee, including Officers, receives multiple invitations to the same event from one or more Vendors, such invitations may not be transferred to friends or relatives but must be delivered to the Company.  The Company may require that the invitations be returned to the Vendor or transferred to the Company.  If the Company receives multiple invitations from one or more Vendors, the Chief Executive Officer may determine whether such invitations should be accepted and which Employees and/or Officers may benefit.

(iv)	Purchases of Goods or Services for Personal Use

Employees are not permitted to purchase goods and/or services for personal use directly from a Vendor.

The Company recognizes the following exceptions to the preceding prohibition:

(1)	financial goods and services from a regulated bank, savings and loan or other financial institution;

(2)	insurance products from a regulated insurance company;

(3)	goods purchased at retail from a bona fide retail outlet of a Vendor on an arm’s-length basis on terms no more favorable than generally available to the public and

(4)	goods and services purchased through a Company-sponsored program.

The foregoing is intended to be used as guidelines and procedures for handling relations with Vendors.  The Company may add or modify guidelines and procedures by communications to Employees from time to time as it may determine to be appropriate, without any formal amendment to this gift policy.  As with any policy, the Company retains the right to adopt, modify, amend or rescind this gift policy from time to time.  Questions regarding this policy should be addressed to the Legal Department.

Commercial Bribery

Employees of the Company must protect against illicit attempts by Vendors to influence decisions to purchase goods and services for the Company or transact business for other than legitimate business reasons or on a non-arm’s length basis.  Employees of the Company are prohibited from soliciting or accepting a bribe, commercial bribery, under any circumstances.

Commercial bribery, including, without limitation, the solicitation, payment, or acceptance of any business related bribe, is illegal.  Bribes may take many forms beyond such obvious ones as the offer or acceptance, either directly or indirectly, of: (1) cash, (2) a “kickback” or commission to an Employee of the Company of a portion of the purchase price of goods or services purchased by the Company from a Vendor or (3) any arrangement to share a portion of the Vendor’s profits.  Bribes may also include, without limitation, having the following paid for, wholly or in part, by a Vendor: moving expenses, contract work done on a house, gifts to relatives and/or minors, tuition expense, trips, vacations, travel, visits to spas or resorts, use of vacation homes, motor vehicles, airplanes, boats, fishing trips, investments, donations, and other forms and methods too numerous to list (such as discounts on purchase of personal items, gifts given by another person on behalf of a Vendor, etc.).

Any attempted bribe or offer of a bribe by a Vendor must be reported to the Legal Department immediately.  Failure to do so is a breach of Company policy and will subject the offender to discipline up to and including termination as well as criminal prosecution where appropriate.

SECTION 10: PAYMENTS TO GOVERNMENT PERSONNEL

Practices that are considered acceptable in the commercial business environment, such as providing meals, transportation, entertainment or other things of value, may violate certain local, state, federal or foreign laws when we are dealing with governmental agents.  Employees must not give anything of value to governmental agents if doing so could be interpreted as an attempt to curry favor on behalf of the Company.  Employees should consult the Legal Department if there is any uncertainty about permitted interactions with governmental agents.

The U.S. Foreign Corrupt Practices Act (the “FCPA”) generally prohibits giving money or anything of value to foreign government officials, foreign political parties or candidates for foreign political office for the purpose of influencing a foreign government.  This includes making any payments through intermediaries, such as sales representatives or consultants.  Before making any payment or giving anything of value to a foreign official, Employees should consult with the Legal Department.  Violations of the FCPA can result in civil and criminal penalties for both the Company and the individuals involved.

Commercial bribery of any nature is a violation of Company policy and is illegal under U.S. law.  Employees are strictly prohibited from offering any form of bribe, kickback or inducement to any person, including, but not limited to, vendors, suppliers or any governmental agent.

SECTION 11: SECURITIES REGULATIONS

Insider Trading Policy

It is the Insider Trading Policy of the Company that no Employee of the Company who is aware of confidential or non-public material information (“Inside Information”) relating to the Company or concerning another company, which is obtained in the course of service to the Company, including, without limitation, a customer or supplier of the Company or an entity which may be the target of an acquisition by the Company, may, directly or through family members or other persons or entities, (a) take any action or engage in any conduct, the which would be to take personal advantage, economic or otherwise, of that Inside Information, until the information becomes public or is no longer material, or (b) pass that Inside Information on to others outside the Company, including, without limitation, family and friends.

Importantly, the prohibition against insider trading extends to the securities of the Company’s trading partners and others.  An Employee of the Company may not trade on, or disclose to others who trade on, Inside Information obtained in the course of employment with the Company.  For example, an Employee of the Company may become aware that the Company is entering into a material transaction with another company such as the acquisition of a material asset or a significant quantity of inventory from another company or the entire company which transaction is likely to affect the value of such other company.  Employees are prohibited from buying or selling securities of such other company ahead of release of news about this transaction.

An Employee’s failure to comply with the Company’s Insider Trading Policy may subject the Employee to Company-imposed sanctions, including dismissal for cause, whether or not the Employee’s failure to comply results in a violation of law.  Employees with access to Inside Information should be aware that they are also responsible for compliance with these provisions by their immediate family (spouses, parents, children, siblings, fathers and mothers-in-law, sons and daughters-in-law and brothers and sisters-in-law) as well as other persons who live in the household of such Employees.  Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Assistance

Any person who has a question about this Insider Trading Policy or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel.  Ultimately, however, the responsibility for adhering to the Company’s Insider Trading Policy and avoiding unlawful transactions rests with the individual Employee.

SECTION 12: WAIVERS OF THE CODE

All Employees should be aware that the Company generally will not grant such waivers and will do so only when good cause is shown for doing so.  Any request for a waiver from this Code will be addressed in writing to the Legal Department, which will then refer it to (1) the Chief Executive Officer, (2) the person designated by the Chief Executive Officer to determine whether the requested waiver is appropriate in the case of employees, or (3) a committee designated by the Board of Directors or, in the absence thereof, to the full Board of Directors to determine whether the requested waiver is appropriate in the case of an officer or director.  Waivers involving any of the Company’s officers or directors may be made only by a committee designated by the Board of Directors or, in the absence thereof, to the full Board of Directors to determine whether the requested waiver is appropriate, and all waivers granted to executive officers and directors will be disclosed to the Company’s stockholders.

SECTION 13: DISCLAIMER

The Code is not intended to create and does not create an express or implied contract of employment.  The Code can be modified at any time at the Company’s sole discretion, without notice to Employees.  Absent an express written contract, employment is “at will” and may be terminated at any time by the Employee or by the Company for any reason or no reason.

CONCLUSION

This Code is intended to guide you in making sound and ethical decisions based on your common sense, experience and basic integrity.  If an Employee has any doubt as to the propriety of a given decision, he or she must bring the matter to the attention of his or her supervisor or the Corporate Compliance Officer.

ALL EMPLOYEES, OFFICERS AND DIRECTORS MUST EXECUTE THE FOLLOWING ACKNOWLEDGMENT.  ALL SENIOR FINANCIAL OFFICERS MUST ALSO SIGN THE ANNEXED CERTIFICATION OF THE CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICERS AND SENIOR FINANCIAL OFFICERS.

CONTACT INFORMATION FOR ADDITIONAL INFORMATION

1.	Corporate Compliance Department
Angela Curry - Associate Compliance Officer
                Burlington Coat Factory Warehouse Corporation
                1830 Route 130 North
                Burlington, NJ 08016
               (609) 387-7800, ext. 2761

2.	Corporate Compliance Officer
Stacy J. Haigney
                Burlington Coat Factory Warehouse Corporation
               1830 Route 130 North
               Burlington, NJ 08016
               (609) 387-7800, ext. 1268 or 4030

3.	Legal Department
Pat Rose
                Burlington Coat Factory Warehouse Corporation
               1830 Route 130 North
                Burlington, NJ 08016
                (609) 387-7800, ext. 2874

4.	General Counsel
Paul Tang
                Burlington Coat Factory Warehouse Corporation
                1830 Route 130 North
                Burlington, NJ 08016
               (609) 387-7800, ext. 2022

5.	Chief Executive Officer
Thomas Kingsbury
                Burlington Coat Factory Warehouse Corporation
                1830 Route 130 North
                Burlington, NJ 08016
                (609) 387-7800, ext. 1210

6.	Chief Financial Officer
Todd Weyhrich
                Burlington Coat Factory Warehouse Corporation
                1830 Route 130 North
                Burlington, NJ 08016
               (609) 387-7800, ext.1227

7.	Chief Accounting Officer
                Mark Katz
        Burlington Coat Factory Warehouse Corporation
                1830 Route 130 North
                Burlington, NJ 08016
               (609) 387-7800, ext.1255

8.	Executive Vice President of Human Resources
                Joyce Manning
        Burlington Coat Factory Warehouse Corporation
                1830 Route 130 North
                Burlington, NJ 08016
               (609) 387-7800, ext.1207

9.	Loss Prevention Department
                John Putrino
        Burlington Coat Factory Warehouse Corporation
                1830 Route 130 North
                Burlington, NJ 08016
               (609) 387-7800, ext.2680

10.	Public Relations and Marketing
Wendy Siskind
Burlington Coat Factory Warehouse Corporation
1830 Route 130
Burlington, NJ 08016
(609) 387-7800, ext. 2675

ACKNOWLEDGMENT

TO:	The Corporate Compliance Officer
FROM:

This is to acknowledge that I received, read, and understand the Burlington Coat Factory Warehouse Corporation Code of Business Conduct and Ethics (the “Code”). I agree to follow the spirit and letter of the Code and all other Burlington Coat Factory and its affiliates’ policies.  My continued employment with Burlington Coat Factory Warehouse Corporation is conditioned upon my commitment to do so.

I further certify that I will adhere to the following principles and responsibilities, as well as the Burlington Factory Warehouse Corporation Code of Business Conduct And Ethics and other legal and compliance policies and procedures:

•	Promote honesty and ethical conduct, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

•
Be responsible for full, fair, accurate, complete, objective, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company;

•
Report any information I may have concerning (a) deficiencies in the design or operation of disclosure and internal controls which could adversely affect the ability of the Company to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves any officer of the Company or any employee who has a significant role in internal controls within his/her area of responsibility;

•	Fully cooperate with any auditor engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records.

•
Act promptly to report violations of the Company’s Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers to the appropriate person or persons;

•
Comply with and report any information I may have concerning evidence of a material violation of rules and regulations of all U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies to which the Company is subject;

•	Act at all times in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts;

•	Act objectively, without allowing my independent judgment to be subordinated;

•	Abide by the Company’s Confidentiality Policy, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

•	Share my knowledge and skills with others to improve the Company’s communications to its constituents;

•	Promote ethical behavior among employees under my supervision at the Company; and

•	Achieve responsible use of and control over all assets and resources of the Company entrusted to me.

•
Deliver any waiver request from the provisions of the Company’s “Code of Business Conduct and Ethics” or from the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” to the Legal Department for consideration by a Board committee designated with this responsibility or, in the absence thereof, by the full Board of Directors.  Such approved waivers shall be disclosed to stockholders, as appropriate.

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SIGNATURE

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CODE OF ETHICS FOR CHIEF EXECUTIVE

OFFICERS AND SENIOR FINANCIAL OFFICERS

(As required by Section 406 of the Sarbanes-Oxley Act)

As                                            of Burlington Coat Factory Warehouse Corporation (the “Company”), I certify that I will adhere to the following principles and responsibilities, as well as the Burlington Factory Warehouse Corporation Code of Business Conduct And Ethics and other legal and compliance policies and procedures:

•	Promote honesty and ethical conduct, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

•
Be responsible for full, fair, accurate, complete, objective, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company;

•
Report any information I may have concerning (a) deficiencies in the design or operation of disclosure and internal controls which could adversely affect the ability of the Company to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves any officer of the Company or any employee who has a significant role in internal controls within his/her area of responsibility;

•	Fully cooperate with any auditor engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records.

•
Act promptly to report violations of the Company’s Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers to the appropriate person or persons;

•
Comply with and report any information I may have concerning evidence of a material violation of rules and regulations of all U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies to which the Company is subject;

•	Act at all times in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts;

•	Act objectively, without allowing my independent judgment to be subordinated;

•	Abide by the Company’s Confidentiality Policy, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

•	Share my knowledge and skills with others to improve the Company’s communications to its constituents;

•	Promote ethical behavior among employees under my supervision at the Company; and

•	Achieve responsible use of and control over all assets and resources of the Company entrusted to me.

•
Deliver any waiver request from the provisions of the Company’s “Code of Business Conduct and Ethics” or from the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” to the Legal Department for consideration by a Board committee designated with this responsibility or, in the absence thereof, by the full Board of Directors.  Such approved waivers shall be disclosed to stockholders.

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PRINTED NAME

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SIGNATURE

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TITLE

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DATE

FORM 1: REPORT OF NOMINAL GIFT

FOR AN ACCEPTABLE GIFT RECEIVING OCCASION OR NOMINAL PROMOTIONAL ITEM

Name of Employee:       ______________________________________________

Department of Employee: ____________________________________________________

Date Gift or Promotional Item was received or proposed:  _________________________________________________________________________

Occasion for Gift or Promotional Item:  ______________________________________________

Name of Vendor making Gift or Promotional Item:  _________________________________________________________________________

Name of Recipient of Gift or Promotional Item and relationship to employee if different from reporting employee:

_________________________________________________________________________

Description of Gift or Promotional Item (including name of manufacturer, maker or supplier, style or model, if applicable):

_________________________________________________________________________

Purpose of Gift or Promotional Item:

_________________________________________________________________________

Value or Approximate Value of Gift or Promotional Item:  _________________________________________________________________________

Date of report by Employee:  _________________________________________________________________________

Date reviewed by Compliance Officer:  _________________________________________________________________________

(Attach additional pages if necessary.)

FORM 2: REQUEST FOR APPROVAL OF MEAL EXCEEDING PRESCRIBED LIMITS OR REPORT OF MEAL EXCEEDING PRESCRIBED LIMITS ACCEPTED WHILE ON BUSINESS TRIP

Name and Department of Employee:                     _____________________________________________________________________

Description, Place, Date and Time of Meal:         _____________________________________________________________________

Names of Persons attending Meal:                       _________________________________________________________________________

Description of Relationship Between Employee(s) and Vendor: _________________________________

Value or Approximate Value of Meal:      ___________________________________________

A.	In the case of request for approval, explain the purpose of the meal and the reason for request for approval:

_________________________________________________________________________

B.	In the case of report of acceptance of meal exceeding prescribed limits while on business travel, explain the circumstances under which a meal exceeding permitted limits in value was accepted:

               _________________________________________________________________________

(Attach additional pages if necessary.)

Date of Report by Employee:  _________________________________________________________________________

Approved:

By:                                            _________________________________________________________________________

Disapproved:

By:                                            _________________________________________________________________________

Date:                                        _________________________________________________________________________

FORM 3: REQUEST FOR APPROVAL FOR

ENTERTAINMENT AND/OR SPECIAL EVENTS

Name and Department of Employee:                   ____________________________________________________________________

Description, Place, Date and Time of Entertainment or Special Event:               ____________________________________________________________________

Names of Persons attending Entertainment or Special Event and Place of Employment:  ____________________________________________________________

Description of Relationship Between Employee(s) and Vendor :                        ____________________________________________________________________

State any details which may be relevant to a determination whether this request should be approved:

______________________________________________________________________________________________________________________________

Number and type of tickets offered or received (e.g., 4 seats in luxury box):     ______________________________________________________

Value or Approximate Value of Entertainment or Special Event:                          ______________________________________________________

State if travel and/or accommodations are involved and, if so, give details of the manner of transportation and/or accommodations, including costs, type and person(s) responsible for payment:

_______________________________________________________________________________________________________________________________

(Attach additional pages if necessary.)

(Form 3  continued)

By my signature, I acknowledge that if permission to attend is granted, it is on a one-time basis only and will not be a precedent for permission to attend any entertainment or special event on any future occasion, whether or not the facts and circumstances may be similar.  I understand that the Company has no obligation to grant permission to attend and that the Company may require me to deliver the invitation, including any tickets, travel and lodging arrangements to the Company for disposition.

_____________________________________________________
(Signature)

_____________________________________________________
(Date)

Approved:

By:          _____________________________________________________

Disapproved:

By:          _____________________________________________________

Date:       _____________________________________________________